                                                                    Exhibit 99.1


                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549
          __________________________________________________________

                                   FORM 11-K

            FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASE, SAVINGS
              AND SIMILAR PLANS PURSUANT TO SECTION 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

(Mark One):


[X] ANNUAL REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2000


                                      or

[_] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from _______ to _______

Commission file number V-1799

     A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                           MG ADVANTAGE 401(k) PLAN

     B. Name of the issuer of the securities held pursuant to the plan and the address of its principal executive office:


                              MEDIA GENERAL, INC.
                           333 East Franklin Street
                           Richmond, Virginia  23219

                             Financial Statements
                           And Supplemental Schedule

                           MG Advantage 401(k) Plan
                        (formerly the Thrift Plan Plus
                     For Employees of Media General, Inc.)

                   Years ended December 31, 2000, and 1999,
                      with Report of Independent Auditors

                           MG Advantage 401(k) Plan
                        (formerly the Thrift Plan Plus
                     For Employees of Media General, Inc.)

                             Financial Statements
                           and Supplemental Schedule


                    Years ended December 31, 2000, and 1999



                               Table of Contents

Report of Independent Auditors........................................1

Financial Statements

Statements of Net Assets Available for Plan Benefits..................2
Statements of Changes in Net Assets Available for Plan Benefits.......3
Notes to Financial Statements.......................................4-9


Supplemental Schedule                                            Schedule
                                                                 --------

Schedule of Assets Held for Investment Purposes at End of Year,
  December 31, 2000...................................................A

                        Report of Independent Auditors

Administrator
MG Advantage 401(k) Plan

We have audited the accompanying statements of net assets available for plan benefits of the MG Advantage 401(k) Plan (formerly the Thrift Plan Plus For Employees of Media General, Inc.) (the Plan), as of December 31, 2000 and 1999, and the related statements of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan at December 31, 2000 and 1999, and the changes in its net assets available for plan benefits for the years then ended, in conformity with accounting principles generally accepted in the United States.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets held for investment purposes at end of year as of December 31, 2000, is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.


                                         /s/ ERNST AND YOUNG LLP

June 22, 2001
Richmond, Virginia

                           MG Advantage 401(k) Plan
                        (formerly the Thrift Plan Plus
                     For Employees of Media General, Inc.)

             Statements of Net Assets Available for Plan Benefits



                                                                                  December 31,
                                                                        2000                         1999
                                                                   ------------------------------------------
Assets
 Investments                                                       $108,390,636                  $204,281,385

 Receivables:
     From broker for trades not settled                              56,298,967                           ---
     Dividends and interest receivable                                   55,214                        78,788
     Contributions receivable                                         1,728,349                     1,550,017
     Other receivables                                                  201,492                       263,465
                                                                   ------------                  ------------
        Total receivables                                            58,284,022                     1,892,270
                                                                   ------------                  ------------

Total Assets                                                        166,674,658                   206,173,655
                                                                   ------------                  ------------

Liabilities
 Contribution refunds payable                                           135,455                           ---
                                                                   ------------                  ------------

Net assets available for plan benefits                             $166,539,203                  $206,173,655
                                                                   ============                  ============



See accompanying notes.

                           MG Advantage 401(k) Plan
                        (formerly the Thrift Plan Plus
                     For Employees of Media General, Inc.)

        Statements of Changes in Net Assets Available for Plan Benefits


                                                                                     Years Ended December 31,
                                                                               2000                              1999
                                                                          -----------------------------------------------
Investment income:
   Dividends                                                              $  1,485,269                       $  1,522,213
   Interest                                                                  1,391,397                          1,710,127
                                                                          ------------                       ------------
                                                                             2,876,666                          3,232,340
                                                                          ------------                       ------------

Net (depreciation) appreciation in
   fair value of assets                                                    (40,107,719)                         6,786,341

Contributions:
   Employer                                                                  5,539,622                          4,937,822
   Participants                                                             11,453,180                         12,034,877
                                                                          ------------                       ------------
                                                                            16,992,802                         16,972,699
                                                                          ------------                       ------------

Distributions to withdrawing participants                                  (22,808,616)                       (31,001,153)
Merger of assets from other plans (NOTE 1)                                   3,412,415                          1,953,887
                                                                          ------------                       ------------

Net decrease in net assets available
   for plan benefits                                                       (39,634,452)                        (2,055,886)
Net assets available for plan benefits
   at beginning of year                                                    206,173,655                        208,229,541
                                                                          ------------                       ------------
Net assets available for plan benefits
   at end of year                                                         $166,539,203                       $206,173,655
                                                                          ============                       ============


See accompanying notes.

                           MG Advantage 401(k) Plan
                        (formerly the Thrift Plan Plus
                     For Employees of Media General, Inc.)

                         Notes to Financial Statements

                               December 31, 2000

1.   General

Effective December 31, 2000, the MG Advantage 401(k) Plan (the Plan), formerly known as the Thrift Plan Plus For Employees of Media General, Inc., sold various investments in order to transfer these assets to Fidelity Management Trust Company (Fidelity) (see NOTE 10 for trustee change and several other changes effective January 1, 2001). These sales had not yet settled as of December 31, 2000, resulting in a $56,298,967 receivable from the broker as of that date. Upon transfer to Fidelity, the Plan reinvested the assets in various Fidelity managed mutual funds.

Also effective December 31, 2000, the Park Communications, Inc. Defined Contribution Plan merged with the Plan. Net assets totaling $3,412,415 were transferred into the Plan as of that date.

On March 27, 2000, Media General, Inc. (the Company) purchased Spartan Communications, Inc. The purchase added approximately 800 employees. Many of these employees joined the Plan as of July 1, 2000. On August 1, 2000, the Company purchased certain properties of Thomson Corporation. The purchase added approximately 200 employees, many of whom joined the Plan September 1, 2000.

Effective August 28, 2000, the Company sold Garden State Paper to an affiliate of Enron North America Corporation. This sale resulted in approximately $9 million in final distributions in cash and stock to approximately 200 participants. These distributions were made in 2001. As a result, these funds remain in net assets available for plan benefits as of December 31, 2000 (see (NOTE 9).

Effective September 30, 1999, the Company sold its Cable Division to Cox Communications, Inc. This sale resulted in approximately $11 million in final distributions in cash and stock to approximately 300 participants.

Effective January 1, 1999, the Register Publishing Company, Inc. Incentive Savings Plan merged with the Plan. Net assets totaling $1,953,887 were added to the Plan's net assets available for plan benefits as of that date. The provisions for both plans were the same.

2.   Significant Accounting Policies

Basis of Accounting

The financial statements of the Plan are prepared on the accrual basis of accounting.

                           MG Advantage 401(k) Plan
                        (formerly the Thrift Plan Plus
                     For Employees of Media General, Inc.)

                   Notes to Financial Statements (continued)

2.   Significant Accounting Policies (continued)

Valuation of Investments

All investments, other than guaranteed investment contracts and loans to participants, are carried at market value. Deposits under guaranteed investment contracts are carried at contract value which approximates fair value. Loans to participants are carried at the original amount of the loan less repayments received. Investments in securities traded on national securities exchanges are valued at the last reported sales price or at the last reported bid quotation if not traded on that day. Investments in commingled equity and balanced funds are valued at their redemption value. Dividends are recorded on the ex-dividend date and interest is accrued as earned.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from these estimates.


3.   Contributions

The Plan made several changes to plan provisions, including contributions, effective January 1, 2001. These changes are disclosed in NOTE 10. Prior to these changes and as of December 31, 2000, the provisions were as follows.

The Plan allowed participants to elect to contribute 1% to 20% of their total compensation, subject to limitations prescribed by the Internal Revenue Code, by means of regular payroll deductions. Contributions were made in the form of voluntary pretax salary reductions or contributions of after-tax dollars by the participants. Participants could elect to contribute 1% to 10% of their pay, in whole percentages, to the Plan before taxes were withheld from their compensation and 1% to 10%, in whole percentages, after taxes were withheld from their compensation. The Company matched a portion of a participant's contribution up to a total of 6% for each plan year based upon the following chart. If a participant contributed more than 6% in total to the Plan, the percent designated as pretax was considered first for purposes of the Company match.


                                        Company matching percentage
                                        ---------------------------
    Total contribution          On pretax portion       On after-tax portion
   percent to be matched            of total                  of total
  by Company contribution         contribution              contribution
-------------------------         ------------              ------------

           1%                          75%                       50%
           2%                          75%                       50%
           3%                          75%                       50%
           4%                          75%                       50%
           5%                          65%                       50%
           6%                          55%                       50%

                           MG Advantage 401(k) Plan
                        (formerly the Thrift Plan Plus
                     For Employees of Media General, Inc.)

                   Notes to Financial Statements (continued)


3.   Contributions (continued)

Contributions from participants were invested in accordance with the terms of the Plan at the option of the participant, in: (i) a Stable Value Fund for the purchase of guaranteed investment contracts and interests in a commingled investment contract fund, (ii) an Equity Fund for the purchase of interests in commingled equity stock funds, (iii) a Media General Stock Fund for the purchase of Class A Common Stock of the Company, (iv) a Balanced Fund for the purchase of an interest in a commingled global balanced fund or (v) certain combinations of these funds as provided by the Plan. Company matching contributions were and are still invested in Media General, Inc., stock subject to the transfer provisions discussed in the following paragraph. The Plan also included and still includes, among other things, a loan feature (see NOTE 7). Under specified guidelines, a participant may request the trustee to transfer a portion of the participant's balance in other funds into the loan fund for disbursement as a loan to the participant. Repayment of principal and interest is generally made by payroll deduction and the loans are fully secured by the participant's account balance.

Prior to January 1, 2001, on any allocation date (the date that participants may change their Investment Option selection), participants who have attained age 55 could have elected to transfer 100% of the market value of their account to any of the Investment Options provided for by the Plan. Also, on any allocation date, participants under age 55 could have elected to transfer 100% of the market value of their account among the Stable Value, Equity, and Balanced Funds; transfer 25% of their account from the Media General Stock Fund to the Stable Value, Equity and/or Balanced Funds; or, transfer 25% of their account from the Stable Value, Equity and/or Balanced Fund to the Media General Stock Fund. The transfer date was the first day of any quarter and four transfers were permitted in any Plan year. Effective January 1, 2001, transfers not involving the Media General Stock Fund can be made at any time for all participants. For transfers that do involve the Stock Fund, the above provisions apply.

NOTE 10 also discusses the change in trustee effective January 1, 2001. Prior to that date, the Plan's assets were held by Northern Trust Company, the former trustee, pursuant to a trust agreement dated July 1, 1987. Frank Russell Trust Company had investment responsibility for the Stable Value Fund, the Equity Fund and the Balanced Fund. SunTrust Asset Management Group had investment responsibility for the Stable Value Fund until November 1999.

4.   Vesting, Withdrawals, and Terminations

In the event of termination of employment or withdrawal from the Plan, participants receive the total value of their account. The vesting provisions of the Plan provide for immediate 100% vesting of the value of Company pretax

                            MG Advantage 401(k) Plan
                         (formerly the Thrift Plan Plus
                     For Employees of Media General, Inc.)

                   Notes to Financial Statements (continued)


4.   Vesting, Withdrawals, and Terminations (continued)

matching contributions and the value of after-tax matching contributions that occurred prior to the Plan changes effective January 1, 2001, which eliminated after-tax contributions (see NOTE 10).

The Company has established the Plan with the intention that it will continue. The Company has the right at any time to terminate the Plan. The value of the participants' accounts would be distributed to the participants in a manner consistent with the Summary Plan Description.

The above descriptions are provided for informative purposes. Readers should refer to past or the most recently updated Summary Plan Descriptions for more complete information on Plan provisions both before and after the noted Plan changes (see NOTE 10).

5.   Income Taxes

The Internal Revenue Service has ruled that the Plan qualifies under Section 401(a) of the Internal Revenue Code (IRC) and, therefore, the related trust is not subject to tax under present income tax law. Employee contributions qualify as "cash or deferred" contributions under Section 401(k) of the IRC. Once qualified, the Plan is required to operate in conformity with the IRC to maintain its qualification. The Company believes the Plan continues to qualify under the IRC and the related trust is tax exempt.

6.   Investments

Investments representing five percent or more of the Plan's net assets at December 31, 2000 and 1999 consisted of the following:

                               2000                         1999
                        ----------------------------------------------------
Name and Title             Cost      Market Value     Cost      Market Value
                        ----------------------------------------------------

Media General, Inc.,
 Class A Common Stock   $50,999,880   $82,959,714  $51,304,230  $123,601,868
Frank Russell Equity I          ---           ---   37,415,325    42,714,481

The Plan's investments (depreciated) appreciated in fair value during 2000 and 1999 as follows:

     Name and Title                                 2000             1999
                                               -----------------------------

Media General, Inc. Class A Common Stock       $(35,816,940)     $(2,672,511)
Common Trust funds managed by Frank
  Russell Trust Co.                              (4,290,779)       9,458,852
                                               ------------      -----------
                                               $(40,107,719)     $ 6,786,341
                                               ============      ===========

                            MG Advantage 401(k) Plan
                         (formerly the Thrift Plan Plus
                     For Employees of Media General, Inc.)

                   Notes to Financial Statements (continued)


7.   Loans to Participants

The Plan has a loan feature available to all Plan participants. Loans are made from the participant's account, reducing the investment balance and creating a receivable in the Loan Fund. Loans are secured by the participant's vested account balance. Loans to terminated participants and loans in default are treated as distributions to the participant. Loans are generally repaid through payroll deduction including principal and interest. The principal portion reduces the receivable from participants and both principal and interest are transferred to the participant's investment account as repayments are received.

Participants may obtain loans based on the vested value of their accounts. New loans cannot exceed 50% of the participant's account value or a maximum of $50,000 in accordance with the Department of Labor's regulations on loans to participants. Loans are limited to one loan per participant per twelve-month period with a maximum of two loans outstanding at any one time. Loans shall bear a reasonable rate of interest and must be repaid over a period not to exceed 5 years unless used to purchase the participant's primary residence, in which case the loan must be repaid over a period not to exceed 10 years.

8.   Related Party Transactions

Recurring administrative expenses of the Plan, which include trustee fees, are paid by Media General, Inc. Administrative expenses for the years ended December 31, 2000 and 1999 were approximately $786,000 and $810,000, respectively.

9.   Comparison to Form 5500

Form 5500 requires the recording of a liability for distributions allocated to participants as of year end, but for which disbursement of those funds from the Plan has not yet been made. This requirement is different from the presentation of such funds in the financial statements where they remain in net assets available for plan benefits. The liability per Form 5500 was $13,183,296 and $3,891,873 as of December 31, 2000, and 1999, respectively.

10.  Subsequent Event

Effective January 1, 2001, Fidelity became the Plan's trustee, recordkeeper, and investment manager pursuant to a trust agreement dated January 1, 2001. As of that date, numerous Plan changes also occurred. These include a Plan name change to MG Advantage 401(k) Plan, and the expansion of investment fund options to thirteen, consisting of eleven Fidelity funds, a Dreyfus Corporation fund, and the Media General Stock Fund. In addition,

                           MG Advantage 401(k) Plan
                        (formerly the Thrift Plan Plus
                     For Employees of Media General, Inc.)

                   Notes to Financial Statements (continued)


10.  Subsequent Event (continued)

contributions can only be made pre-tax up to 20% of a participant's total compensation; the Company matches 100% of pre-tax contributions up to a total of 4% of a participant's total pay; and participants may now rollover account balance from a prior employer's qualified retirement plan (or "conduit" IRA that holds only prior qualified plan balances).

                             Supplemental Schedule

                                                                      Schedule A


                           MG Advantage 401(k) Plan
                        (formerly the Thrift Plan Plus
                     For Employees of Media General, Inc.)


                          EIN: 54-0850433   Plan: 001

                            Schedule H, Line 4 (i)

        Schedule of Assets Held for Investment Purposes at End of Year


                               December 31, 2000


                                                          Current or
     Name and Title                                      Market Value
     ----------------------------------------------------------------

     Stable Value Fund:
        Northern Trust Company *
           Short-Term Investment Fund                       $   76,620
                                                            ----------

        Frank Russell Trust Company *
           Investment Contract Fund                          5,848,930
                                                            ----------

        Fidelity Managed Income Portfolio *                  1,276,628
                                                            ----------

        Investment contracts:
           Transamerica Life Insurance Co.,
              6.00%, January 31, 2001                        1,167,298
           John Hancock, 5.93%,
              April 30, 2001                                 1,150,269
           Peoples Security, 5.96%,
              July 31, 2001                                  1,151,061
           Allstate Life Insurance Co.,
              5.37%, October 30, 2001                        2,238,781
           Metropolitan Life, 5.71%,
              January 31, 2002                               1,332,614
           Security Life of Denver, 5.76%,
              April 30, 2002                                 1,326,661
           Hartford Life Insurance, 5.92%,
              July 30, 2002                                  1,317,327
                                                            ----------

                                                             9,684,011
                                                            ----------

*  Party in interest to the Plan

                                                                      Schedule A
                                                                     (continued)

                            MG Advantage 401(k) Plan
                         (formerly the Thrift Plan Plus
                     For Employees of Media General, Inc.)

                          EIN: 54-0850433   Plan: 001

                             Schedule H, Line 4 (i)

   Schedule of Assets Held for Investment Purposes at End of Year (continued)


                               December 31, 2000

                                                            Current or
         Name and Title                                    Market Value
         --------------------------------------------------------------


         Equity Fund:
           Northern Trust Company *
              Short-Term Investment Fund                         75,592
                                                           ------------


         Media General Stock Fund:
           Northern Trust Company *
              Short-Term Investment Fund                        574,882
                                                           ------------

           Media General, Inc., * Class A Common Stock       82,959,714
                                                           ------------


         Balanced Fund:
           Northern Trust Company *
              Short-Term Investment Fund                          5,639
                                                           ------------


         Loan Fund:
           Northern Trust Company *
              Short-Term Investment Fund                        668,248
                                                           ------------

           Loans to participants*, 6% - 10%                   7,220,372
                                                           ------------


         Total                                             $108,390,636
                                                           ============


* Party in interest to the Plan

                                 EXHIBIT INDEX
                                 -------------


                                      TO

                                 FORM 11-K FOR

                           MG ADVANTAGE 401(k) PLAN



       Exhibit Number                    Description of Exhibit
       --------------                    ----------------------

            23                           Consent of Ernst & Young LLP,

                                         Independent auditors, dated

                                         June 22, 2001

                                                                      Exhibit 23


                        Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-16737 and No. 333-54624) pertaining to the MG Advantage 401(k) Plan (formerly the Thrift Plan Plus for Employees of Media General, Inc.), of our report dated June 22, 2001, with respect to the financial statements and schedule of the MG Advantage 401(k) Plan, included in this Annual Report (Form 11-K) for the year ended December 31, 2000.



                                               /s/ Ernst & Young LLP



Richmond, Virginia
June 22, 2001